Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of April 10, 2025, by and among Neptune Flood Incorporated, a Delaware corporation (the “Company”), Neptune Insurance Holdings Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Holdings”), and Neptune Insurance Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Holdings (“Merger Sub”).

Background

WHEREAS, as of the date hereof, the Company’s authorized capital stock under its Amended and Restated Certificate of Incorporation, as amended to date (the “Company Certificate”), consists of (i) 15,430,000 shares of common stock, par value $0.00001 per share (the “Company Common Stock”), of which 9,335,000 shares are outstanding, and (ii) 4,185,000 shares of preferred stock, par value $0.00001 per share, designated as Cumulative Convertible Participating Preferred Stock (the “Company Preferred Stock” and, collectively with the Company Common Stock, the “Company Capital Stock”), all of which are outstanding;

WHEREAS, Holdings and Merger Sub are newly formed corporations organized for the sole purpose of participating in the transactions herein contemplated, own no assets (other than Holdings’ ownership of Merger Sub) and have taken no actions other than those necessary or advisable to organize the corporations and to effect the transactions herein contemplated, and prior to the transactions contemplated hereby, Merger Sub is a direct, wholly owned subsidiary of Holdings and Holdings is a direct, wholly owned subsidiary of the Company;

WHEREAS, the Company desires to reorganize into a holding company structure in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company as the surviving corporation, such that, following the Merger, (i) Merger Sub will cease to exist, (ii) the Company will be a direct, wholly owned subsidiary of Holdings and (iii) the holders of shares of Company Capital Stock immediately prior to the Merger will receive shares of capital stock of Holdings pursuant to the Merger (with the result that such holders’ rights and obligations with respect to Holdings from and after the Merger will be identical to their rights and obligations with respect to the Company prior to the Merger);

WHEREAS, the Certificate of Incorporation and the Bylaws of Holdings shall each be amended and restated immediately prior to the Effective Time (as defined herein) (as so amended and restated, respectively, the “Holdings Certificate” and the “Holdings Bylaws”) to contain provisions substantially identical to the Company Certificate and the Company’s Amended and Restated Bylaws, each as in effect immediately before the Effective Time;

WHEREAS, upon such amendment and restatement of the Holdings Certificate, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions of, the common stock of Holdings, par value $0.00001 per share (the “Holdings Common Stock”), and the preferred stock of Holdings, par value $0.00001 per share, designated as Cumulative Convertible Participating Preferred Stock (the “Holdings Preferred Stock”), will be substantially the same as those of the Company Common Stock and Company Preferred Stock, respectively;

WHEREAS, the Boards of Directors of the Company, Holdings and Merger Sub have determined that the Merger is advisable and in the best interests of the Company, Holdings and Merger Sub, respectively, and their respective stockholders and has approved the Merger and the Merger Agreement;

WHEREAS, following such approval and declaration by the Board of Directors of the Company, stockholders of the Company constituting the holders of (i) all of the issued and outstanding shares of Company Capital Stock, voting together as a single class on an as-converted to Company Common Stock basis, with holders of Company Preferred Stock entitled to the number of votes per share as specified in the Company Certificate, and (ii) all of the issued and outstanding shares of Company Preferred Stock, voting together as a single class, irrevocably consented, pursuant to Sections 228 and 251 of the DGCL, to the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby; and

WHEREAS, for U.S. federal income tax purposes, the parties intend that this Agreement shall constitute a “plan of reorganization,” and the Merger shall constitute a “reorganization,” within the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Agreement

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and as a direct, wholly owned subsidiary of Holdings. The effects and consequences of the Merger shall be as set forth in this Agreement and the DGCL.

2. Effective Time; Effects of the Merger.

(a) Subject to the provisions of this Agreement, on the date hereof, the parties shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) complying with the DGCL with the Secretary of State of the State of Delaware and will make all other filings or recordings required under the DGCL with respect to the Merger. The Merger shall become effective upon the filing of the Certificate of Merger (the “Effective Time”).

(b) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from the Effective Time, (i) all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and (ii) all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

3. Organizational Documents.

(a) Certificate and Bylaws of Holdings. On or prior to the Effective Time, (i) the Holdings Certificate shall have been filed with the Secretary of State of the State of Delaware and shall have become effective; and (ii) the Holdings Bylaws shall have been adopted and shall be in full force and effect; and

(b) Certificate and Bylaws of the Surviving Corporation. At the Effective Time, (i) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall constitute the certificate of incorporation of the Surviving Corporation, from and after the Merger until duly amended in accordance with the provisions thereof and applicable law; and (ii) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall constitute the bylaws of the Surviving Corporation, from and after the Merger until duly amended in accordance with the provisions thereof and applicable law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Company.

4. Directors and Officers.

(a) Directors and Officers of Holdings. Prior to the Effective Time, the Company, in its capacity as the sole stockholder of Holdings, agrees to take or cause to be taken all such actions as are necessary to cause (i) those persons serving as the directors of the Company immediately prior to the Effective Time to be elected as the directors of Holdings (to the extent the directors of Holdings and the Company are not already identical), each such person to have the same committee memberships as he or she held with the Company, each to serve until their respective successors are duly elected and qualified in the manner provided in the Holdings Certificate and the Holdings Bylaws or their earlier death, resignation or removal, or as otherwise provided by law; and (ii) those persons serving as the Chief Executive Officer and Chief Financial Officer of the Company immediately prior to the Effective Time to be appointed as the officers of Holdings (to the extent the officers of Holdings and the Company are not already identical), each to hold office in accordance with the Holdings Certificate and the Holdings Bylaws until such officer’s successor is duly elected or appointed and qualified, or their earlier death, resignation or removal, or as otherwise provided by law.

(b) Directors and Officers of the Surviving Corporation. The Company agrees to take or cause to be taken all such actions as are necessary such that, from and after the Effective Time, the directors and officers of the Surviving Corporation will be such individuals as are mutually agreed by the parties, each to hold office in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of his or her death, resignation or removal.

5. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action or the payment of any further consideration on the part of the Company, Holdings or Merger Sub or the holders of any securities thereof:

(a) Merger Sub. Each share of common stock, par value $0.00001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, all of which are owned by Holdings, will automatically be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation;

(b) Holdings. The shares of the capital stock of Holdings issued and outstanding immediately prior to the Effective Time, all of which are owned by the Company, will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor; and

(c) Company.

(i) Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will automatically be converted into and thereafter represent one validly issued, fully paid and nonassessable share of Holdings Common Stock. Each share of Holdings Common Stock issued in respect of a share of Company Common Stock that was issued under the Company Plan (as defined herein) shall remain subject to the same terms and conditions of the Company Plan, as amended and restated by Holdings in accordance with Section 5(c)(iv) below, following the Merger (including any vesting or similar terms).

(ii) Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time will automatically be converted into and thereafter represent one validly issued, fully paid and nonassessable share of Holdings Preferred Stock.

(iii) Rights of Stockholders. Each holder of a certificate representing any such shares of Company Capital Stock shall cease to have any rights with respect to such shares of Company Capital Stock, except, in all cases, as set forth in Section 6 herein. Each outstanding book-entry that, immediately prior to the Effective Time, evidenced shares of Company Common Stock or Company Preferred Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdings Common Stock or Holdings Preferred Stock, respectively.

(iv) Options. At the Effective Time, the Neptune Flood Incorporated 2019 Stock Plan, as amended and restated to date (the “Company Plan”) shall be assumed by Holdings (and amended and restated by Holdings to give effect to such assumption) and all outstanding and unexercised portions, whether or not vested or exercisable, of all options to purchase Company Common Stock (each an “Outstanding Option”) granted under the Company Plan shall be assumed by Holdings and shall thereafter be exercisable for the same number of shares of Holdings Common Stock (an “Assumed Option”) as such Outstanding Option was exercisable for Company Common Stock immediately prior to the Merger. No change shall be made to the exercise price of the Assumed Options in connection with the Merger and, to the extent permitted by law, each Assumed Option shall have the same term, exercisability, vesting schedule, acceleration provision, if applicable, status as an “incentive stock option” under Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Code”), if applicable, and all other terms and conditions (including but not limited to the terms and conditions applicable to such options by virtue of the Company Plan) as in effect prior to the Merger, except to the extent such terms are rendered inoperative by reason of the Merger. It is the intent of the parties that the assumption of options pursuant to this Section 5(c)(iv) shall be effected in a manner that satisfies the requirements of Sections 409A and, to the extent applicable, 424(a) of the Code and the Treasury Regulations promulgated thereunder.

6. Stock Certificates.

(a) At and after the Effective Time until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate which immediately prior thereto represented shares of Company Capital Stock is to be deemed for all purposes to evidence ownership of and to represent the corresponding shares of capital stock of Holdings into which the shares of Company Capital Stock represented by such certificate have been converted as provided in this Agreement and are to be so registered on the books and records of Holdings and its transfer agent.

(b) At and after the Effective Time, the shares of capital stock of Holdings will be uncertificated, except that any shares of capital stock of Holdings that are represented by outstanding certificates of the Company in accordance with Section 6(a) above will continue to be represented by certificates as provided therein and will not be uncertificated unless and until a valid certificate representing such shares (or an affidavit of lost, destroyed or otherwise unavailable certificate in form and substance reasonably satisfactory to Holdings) is delivered to Holdings at its principal place of business, at which time that certificate will be canceled and in lieu of the delivery of a certificate representing the applicable shares of capital stock of Holdings, Holdings will (i) issue to such holder the applicable uncertificated shares of capital stock of Holdings by registering those shares in Holdings’ books and records as book-entry shares, upon which such shares will thereafter be uncertificated, and (ii) take all action necessary to provide such holder with evidence of the uncertificated book-entry shares, including any action necessary under applicable law.

7. Assignment and Assumption of Certain Agreements. At the Effective Time, by virtue of the Merger and in accordance with the assignment and assumption agreement to be entered into between Holdings and the Company on or about the date hereof (the “Assignment and Assumption Agreement”), the Company will assign to Holdings, and Holdings will assume and agree to perform, all obligations of the Company pursuant to (i) in accordance with Section 5(c)(iv) hereof, the Company Plan, each equity-based award agreement and/or similar agreement entered into pursuant to the Company Plan and each outstanding award granted thereunder; and (ii) such other agreements as provided in the Assignment and Assumption Agreement.

8. Tax Matters. For U.S. federal income tax purposes, (a) the parties hereto intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), and (b) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Holdings, Merger Sub and the Company are parties under Section 368(b) of the Code. The parties hereto shall treat and shall not take any tax reporting position (including during the course of any audit, litigation or other proceeding with respect to taxes) inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

9. Entire Agreement. This Agreement, together with the Certificate of Merger, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter.

10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

12. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

13. Termination. Termination. This Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective Time by a written agreement signed by each of the parties following approval of the same by the respective Board of Directors of each of the parties hereto. If this Agreement is terminated and the Merger is abandoned, this Agreement will forthwith become void and have no effect, and neither the Company, Holdings, Merger Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination or abandonment.

14. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

16. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

NEPTUNE FLOOD INCORPORATED

By:	/s/ Trevor Burgess
Name:	Trevor Burgess
Title:	Chief Executive Officer

HOLDINGS:

NEPTUNE INSURANCE HOLDINGS INC.

By:	/s/ Trevor Burgess
Name:	Trevor Burgess
Title:	Chief Executive Officer

MERGER SUB:

NEPTUNE INSURANCE MERGER SUB INC.

By:	/s/ Trevor Burgess
Name:	Trevor Burgess
Title:	President and Chief Executive Officer

Signature Page to

Agreement and Plan of Merger